SCHEDULE 14A INFORMATION
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CONVERA CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONVERA CORPORATION 1921 Gallows Road, Suite 200 Vienna, Virginia 22182
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Convera Corporation, a Delaware corporation (“Convera” or the “Company”), will be held at the Hyatt Regency Reston located at 1800 Presidents Street, Reston, Virginia 20190, at 10:00 a.m. local time, on Wednesday, June 25, 2003 for the following purposes:

1.	To elect ten directors of the Company for terms expiring at the 2004 Annual Meeting.
2.	To transact such other business as may properly come before the meeting or any adjournment thereof.
The close of business on May 5, 2003 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.
PLEASE SIGN, DATE AND MAIL YOUR PROXY IN THE ENVELOPE PROVIDED FOR YOUR CONVENIENCE. YOU MAY REVOKE THIS PROXY AT ANY TIME AND, IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON.
By Order of the Board of Directors, Christopher M. Mann Vice President, Chief Financial Officer, Treasurer & Secretary
Dated: May 28, 2003

CONVERA CORPORATION
Annual Meeting of Shareholders to be Held on June 25, 2003
PROXY STATEMENT

       This Proxy Statement is furnished to shareholders in connection with the solicitation by the Board of Directors of Convera Corporation, a Delaware corporation (the “Company” or “Convera”), of proxies for use at the 2003 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held on Wednesday, June 25, 2003 at 10:00 a.m. local time, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting. The Annual Meeting will be held at the Hyatt Regency Reston located at 1800 Presidents Street, Reston, Virginia 20190. The Company’s principal executive offices are located at 1921 Gallows Road, Suite 200, Vienna, Virginia 22182. The proxy solicitation materials are being mailed to shareholders on or about May 28, 2003.

       The Board of Directors has fixed May 5, 2003 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. On that day, there were outstanding 29,045,607 shares of Convera Class A common stock, each entitled to one vote.

       A form of proxy is enclosed for use at the Annual Meeting. The proxy may be revoked by a shareholder at any time prior to the exercise thereof, and any shareholder present at the Annual Meeting may revoke his proxy thereat and vote in person if he or she so desires. When such proxy is properly executed and returned, the shares it represents will be voted in accordance with any instructions noted thereon. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked prior to exercise) will be voted for the election of the nominees for directors named in Item 1 herein (unless authority to vote is withheld).

       Convera was established on December 21, 2000 through a business combination transaction (the “Combination”) of the former Excalibur Technologies Corporation (“Excalibur”) and Intel Corporation’s (“Intel”) Interactive Media Services division. Convera is a successor registrant to Excalibur. Convera’s Annual Report for the fiscal year ended January 31, 2003 is enclosed with this Proxy Statement for each shareholder.

Item 1
ELECTION OF DIRECTORS
General

       Ten individuals, all of whom are members of the present Board of Directors, have been nominated for election as directors of the Company until the next annual meeting and until their respective successors are elected and qualified.

       The persons named in the proxy, who have been designated by the Company’s management, intend, unless otherwise instructed on the proxy card, to vote for the election to the Board of Directors of the persons named below. If any nominee should become unavailable to serve, the proxy may be voted for the election of another person designated by the Board of Directors. The Board of Directors has no reason to believe any of the persons named will be unable to serve if elected. The affirmative vote of the holders of a plurality of the shares of common stock voting at the Annual Meeting is necessary for the election of directors. Any shares not voted (by abstention, broker non-vote, or otherwise) have no impact on the vote. The Board of Directors recommends a vote FOR the nominees listed below.

Information Concerning Directors and Nominees
Information regarding each nominee for director is set forth in the following table.
Name	Age	Position
Ronald J. Whittier	67	Chairman
Patrick C. Condo	46	President, Chief Executive Officer and Director
Herbert A. Allen	63	Director
Herbert A. Allen III	35	Director
Stephen D. Greenberg	54	Director
Eli S. Jacobs	65	Director
Donald R. Keough	76	Director
William S. Reed	65	Director
Carl J. Rickertsen	43	Director
Jeffrey White	55	Director

       Ronald J. Whittier has been Chairman of the Company since the effective date of the Combination on December 21, 2000 and was Chief Executive Officer from December 21, 2000 through April 5, 2001. Mr. Whittier is a founder and Chairman of TechFutures, a non-profit school, and has held that position since 1999. Mr. Whittier formerly held the position of Senior Vice President and General Manager of Intel’s Interactive Media Services division from 1999 until December 21, 2000. From 1995 to 1999, he was responsible for coordinating Intel’s various activities in content, applications and authoring tools. Prior to 1995, he held various jobs at Intel, including manager of Intel Architecture Labs, Director of Corporate Marketing and general manager of the Memory Products Division. Mr. Whittier joined Intel in 1970.

       Patrick C. Condo has been President and a director of the Company since the effective date of the Combination on December 21, 2000 and was appointed to the additional position of Chief Executive Officer on April 5, 2001. Mr. Condo was formerly President and Chief Executive Officer of Excalibur since November 1995 and a Director since January 1996. Mr. Condo was President of Excalibur from May 1995 to November 1995. He became Executive Vice President of Excalibur in January 1995 after serving as the Director of Business Development from November 1992.

       Herbert A. Allen has been a director of the Company since the effective date of the Combination on December 21, 2000 and was a director of Excalibur since June 2000. He has been President, Chief Executive Officer, Managing Director and a director of Allen & Company Incorporated, a privately-held investment firm, for more than the past five years. He is a member of the Board of Directors of The Coca-Cola Company. He is the father of Herbert A. Allen III.

       Herbert A. Allen III has been a director of the Company since January 2002. He has been President of Allen & Company LLC, an investment banking firm and broker-dealer affiliated with Allen & Company Incorporated, since September 2002. Prior to that, he was Executive Vice President and a Managing Director of Allen & Company Incorporated since 1993. Prior to 1993, Mr. Allen was employed by T. Rowe Price, an investment management firm, and Botts & Company Limited, a funds management and investment company. He is the son of Herbert A. Allen.

       Stephen D. Greenberg has been a director of the Company since August 2001. He has been a Managing Director of Allen & Company LLC since September 2002 and a Managing Director of Allen & Company Incorporated from January 2002 through August 2002. Prior to that, he served as Chairman of Fusient Media Ventures, Inc., a company focused on investing in and building branded media and sports properties, since 2000. Mr. Greenberg was a private investor from 1998 to 1999. From 1994 to 1998, Mr. Greenberg was President of Classic Sports Network, a cable sports network. He is a member of the Board of Directors of The Topps Company, Inc., a sports cards and confectionery products company.

Eli S. Jacobs has been a director of the Company since February 2002. He has been a private investor for more than the past five years.

       Donald R. Keough has been a director of the Company since January 2002. He was Chairman of Excalibur from June 1996 until the Combination. Since 1993, Mr. Keough has been Chairman of DMK International, an investment company, and of Allen & Company Incorporated. Mr. Keough has also been Chairman of Allen & Company LLC since September 2002. Mr. Keough also serves on the Board of Directors of Berkshire Hathaway, McDonald's Corporation, USA Interactive and YankeeNets LLC.

       William S. Reed has been a director of the Company since February 2002. He has been self-employed as a management consultant since June 2002. Prior to that, Mr. Reed was Vice President of Finance & Administration of Wellesley College since 1990.

       Carl J. Rickertsen has been a director of the Company since April 2003. Since 1994, Mr. Rickertsen has been Chief Operating Officer of Thayer Capital, an investment firm. He also serves on the Board of Directors of MicroStrategy Incorporated, a software company.

       Jeffrey White has been a director of the Company since May 2003. Since February 2003, Mr. White has been President of Fare Play, Inc., a consulting company to major league baseball teams. He was self-employed as a consultant from April 2002 until February 2003. From 1991 through 2002, Mr. White served as Senior Vice President and Chief Financial Officer for Major League Baseball, Office of the Commissioner.

Information Concerning the Board of Directors and Its Committees

       The Board of Directors held four meetings during the fiscal year ended January 31, 2003 and acted by unanimous written consent on one occasion. Each incumbent director attended more than 75% of the aggregate number of meetings of the Board of Directors and appropriate committees held during fiscal year 2003 since his election.

       The Board of Directors has established a number of committees. The Audit Committee met four times during the fiscal year ended January 31, 2003. The Audit Committee consists of Mr. Eli Jacobs, Mr. Carl Rickertsen and Mr. Jeffrey White (Chairman). Each of the Audit Committee members is independent as defined by the National Association of Securities Dealers’ listing standards. During fiscal year 2003, the Audit Committee consisted of Mr. Stephen Greenberg (Chairman), Mr. Eli Jacobs and Mr. William Reed. Each of the fiscal year 2003 Audit Committee members was independent except for Mr. Greenberg, who did not meet the standard due to his employment by Allen & Company Incorporated, a controlling shareholder of the Company. Messrs. White and Rickertsen were appointed to the Audit Committee in May 2003 to enable the Company to meet new requirements which will be effective in mid-2004 that Audit Committee members be independent. Information regarding the functions performed by the Audit Committee is set forth in the “Report of the Audit Committee,” included in this proxy statement. The Audit Committee is governed by a written charter, a copy of which is attached.

       The Compensation and Stock Option Administration Committee (the "Compensation Committee"), is composed of two directors, Mr. Herbert A. Allen (Chairman) and Mr. Stephen D. Greenberg. The Compensation and Stock Option Administration Committee administers management compensation and makes recommendations in that regard to the Board of Directors and administers the Company's Stock Option Plans. The Compensation and Stock Option Administration Committee met on one occasion in fiscal year 2003.

       Each non-employee director is paid $4,000 for attending each meeting of the Board of Directors or its committees at which there is a quorum, whether in person or by telephone, up to a maximum of $20,000 per fiscal year. In addition, all directors are eligible for reimbursement of their expenses in attending meetings of the Board of Directors or its committees. Further, each non-employee director is granted options to purchase 25,000 shares of Convera common stock upon becoming a director. Such options vest in six semi-annual installments over three years and have a term of ten years.

Compensation Committee Interlocks and Insider Participation

       The members of the Compensation Committee are Mr. Herbert A. Allen, and Mr. Stephen D. Greenberg. None of the Compensation Committee members is an officer or employee of the Company or its subsidiaries. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

EXECUTIVE COMPENSATION
Executive Officers of the Registrant

       The Board of Directors appoints the executive officers of the Company to serve until their successors have been duly appointed and qualified. The following information indicates the position, age and business experience of the current Convera executive officers, Messrs. Condo, Buchanan, and Mann. There are no family relationships between any of the executive officers of the Company.

Name	Age	Position
Patrick C. Condo	46	President and Chief Executive Officer
James H. Buchanan	47	Senior Vice President and Chief Operating Officer
Christopher M. Mann	36	Vice President, Chief Financial Officer, Treasurer and Secretary
See the discussion included in the preceding section for the business experience of Mr. Condo.

        James H. Buchanan was appointed Senior Vice President and Chief Operating Officer in September 2001. Previously, he served as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary from May 2001. He was appointed Vice President, Chief Financial Officer, Treasurer and Assistant Secretary in December 2000 upon the effective date of the Combination. Mr. Buchanan was the Chief Financial Officer, Secretary and Treasurer of Excalibur since 1995. From 1991 to 1995, Mr. Buchanan was Vice President, Controller and Treasurer of Legent Corporation, a software development company. Prior to that, he held several financial management positions with Norfolk Southern Corporation and PepsiCo. Mr. Buchanan is a certified public accountant.

        Christopher M. Mann was appointed Vice President and Chief Financial Officer and Treasurer in September 2001 and Secretary in May 2002. Mr. Mann was previously Vice President, Finance, of Excalibur and, following the Combination, the Company since September 2000. Prior to joining Convera, Mr. Mann was a Senior Manager with PricewaterhouseCoopers, LLP, an independent accounting firm, where he was employed since 1990. Mr. Mann is a certified public accountant.

Summary Compensation Table

        The following table presents information concerning the compensation of the Company’s Chief Executive Officer and each of the other executive officers during the 2003 fiscal year (collectively, the “Named Executive Officers”) for services rendered in all capacities to the Company for the fiscal year ended January 31, 2003, as well as the previous two fiscal years:

						Long Term Compensation
		Annual Compensation				Awards			Payouts
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)		LTIP Payouts ($)	All Other Compen- sation ($)
Patrick C. Condo President and Chief Executive Officer	2003 2002 2001	380,000 300,000 277,757		45,000 183,125 158,957	-- -- --	-- -- --	-- 1,275,000 100,000	(1)	-- -- --	-- -- --
James H. Buchanan Chief Operating Officer	2003 2002 2001	250,000 250,000 250,000		22,500 60,563 130,060	-- -- --	-- -- --	-- 500,000 205,000	(2)	-- -- --	-- -- --
Christopher M. Mann Vice President, Chief Financial Officer, Treasurer & Secretary	2003 2002 2001	200,000 175,208 58,125	(4)	15,000 31,269 --	-- -- --	-- -- --	-- 200,000 100,000	(3)	-- -- --	-- -- --
(1)	This amount includes options to purchase 775,000 shares that were previously granted and subsequently cancelled and replaced in fiscal year 2002.
(2)	This amount includes options to purchase 370,000 shares that were previously granted and subsequently cancelled and replaced in fiscal year 2002.
(3)	This amount includes options to purchase 100,000 shares that were previously granted and subsequently cancelled and replaced in fiscal year 2002.
(4)	Represents compensation paid from September 2000, when Mr. Mann joined the Company.

Option Grants in Last Fiscal Year
There were no options granted during fiscal 2003 to the Named Executive Officers.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values
The following table sets forth, as of January 31, 2003, the number of options and the value of exercised and unexercised options held by the Named Executive Officers.
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#) Exercisable/ Unexercisable	Value of Unexercised in-the Money Options/SARs at Fiscal Year-End ($) Exercisable/ Unexercisable
Patrick C. Condo	--	--	852,500/312,500	--
James H. Buchanan	--	--	396,250/133,750	--
Christopher M. Mann	--	--	74,999/125,001	--

(1)	The closing price of the Company's common stock on January 31, 2003, the last trading day of the Company's fiscal year, was $3.40 per share.

Equity Compensation Plan Information
The following table sets forth, as of January 31, 2003, information with respect to the Company's equity compensation plans:
Plan Category		Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
1.	Convera Stock Option Plan	8,813,654	$5.25	4,828,411
2.	Convera Employee Stock Purchase Plan	-	-	877,155
Equity compensation plans not approved by security holders:		-	-	-
TOTAL		8,813,654	$5.25	5,705,566

Employment Agreements

        In May 1998, Mr. Condo entered into an agreement with Excalibur under which Mr. Condo would be paid an amount equal to twelve months of base salary plus bonus compensation and continuation of his employee benefits for one year in the event Mr. Condo’s employment was terminated or he was removed from his position as chief executive officer within six months following certain “change of control” events relating to Excalibur. Such arrangement was approved by the full Board of Directors. In connection with the formation of Convera, Mr. Condo waived all rights to these payments to which he would have been entitled as a result of the Combination. He simultaneously entered into an agreement with Convera under which Mr. Condo will be paid an amount equal to twelve months of base salary plus bonus compensation and continuation of his employee benefits for one year in the event Mr. Condo’s employment is terminated or he is removed from his position as President of Convera within six months following change of control events relating to Convera. For fiscal 2003, Mr. Condo’s annual salary and bonus amounted to $425,000.

        The offer of employment letter dated September 7, 1995 for James H. Buchanan, Chief Financial Officer, Secretary and Treasurer of Excalibur, stipulated that Mr. Buchanan would be paid an amount equal to twelve months of base salary in semi-monthly installments should his employment be terminated by the Company without cause. Convera assumed this employment agreement. For fiscal 2003, Mr. Buchanan’s annual salary and bonus amounted to $272,500.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth, as of April 25, 2003, information concerning the ownership of all classes of common stock of the Company of (i) all persons known to the Company to beneficially own 5% or more of the Company’s common stock, (ii) each director of the Company, (iii) each Named Executive Officer and (iv) all directors and executive officers of the Company as a group. Share ownership includes shares issuable upon exercise of outstanding options that are exercisable within 60 days of April 25, 2003.

Name and Address of Beneficial Owner	Amount and Nature of BeneficialOwnership (1)		Percent of Class Owned
Allen Holding Inc. 711 Fifth Avenue New York, NY 10022	11,226,991	(2)	38.8%
Susan K. Allen 711 Fifth Avenue New York, NY 10022	2,016,599	(3)	6.9%
Ronald J. Whittier	663,937	(4)	2.2%
Herbert A. Allen	15,296,005	(5)	52.9%
Herbert A. Allen III	392,452	(6)	1.4%
Stephen D. Greenberg	72,499	(7)	*
Eli S. Jacobs	8,332	(8)	*
Donald R. Keough	470,832	(9)	1.6%
William S. Reed	8,332	(10)	*
Carl J. Rickertsen	20,000		*
Jeffrey White	--		--
Patrick C. Condo	919,687	(11)	3.1%
James H. Buchanan	430,134	(12)	1.5%
Christopher M. Mann	87,498	(13)	*
All directors and executive officers as a group (12 persons)	7,142,717	(14)	23.0%
* Represents less than one percent of the outstanding common stock.

(1)	To the Company's knowledge, each person or entity listed has sole voting and investment power as to the shares indicated, except as described below.
(2)

Includes shares owned by Allen & Company Incorporated ("ACI"), a wholly-owned subsidiary of Allen Holding Inc. ("AHI"). Does not include any shares held directly by Herbert A. Allen, Herbert A. Allen III, Susan K. Allen, Stephen D. Greenberg and Donald R. Keough, who together with AHI and ACI may be considered a "group," as such term is defined by Section 13(d) of the Securities Exchange Act of 1934 ("Section 13(d)").

(3)

Does not include shares owned by AHI, ACI, Herbert A. Allen, Herbert A. Allen III, Stephen D. Greenberg and Donald R. Keough, who together with Ms. Allen may be considered a "group," as such term is defined by Section 13(d).

(4)	Includes outstanding options to purchase 562,499 shares, which were exercisable on or within 60 days of April 25, 2003.
(5)

Includes the shares held directly by AHI and by ACI. Mr. Allen, a stockholder and the President and Chief Executive Officer of AHI and the President and Chief Executive Officer of ACI, may be deemed a beneficial owner of the shares held by AHI and ACI. Mr. Allen disclaims beneficial ownership of the securities reported to be held by AHI and ACI, except to the extent of his pecuniary interest therein. Also includes 12,499 shares underlying outstanding stock options exercisable within 60 days held by Mr. Allen. Does not include shares owned by Herbert A. Allen III, Susan K. Allen, Stephen D. Greenberg and Donald R. Keough, who together with Mr. Allen, AHI and ACI may be considered a "group," as such term is defined by Section 13(d).

(6)

Includes 383,820 shares owned by HAGC L.P., as to which Mr. Herbert A. Allen III shares voting and disposition authority and outstanding options to purchase 8,332 shares, which were exercisable on or within 60 days of April 25, 2003. Does not include shares owned by AHI, ACI, Herbert A. Allen, Susan K. Allen, Stephen D. Greenberg and Donald R. Keough, who together with Mr. Herbert A. Allen III may be considered a "group," as such term is defined by Section 13(d).

(7)

Includes outstanding options to purchase 12,499 shares, which were exercisable on or within 60 days of April 25, 2003. Does not include shares owned by AHI, ACI, Herbert A. Allen, Herbert A. Allen III, Susan K. Allen and Donald R. Keough, who together with Mr. Greenberg may be considered a "group," as such term is defined by Section 13(d).

(8)	Represents outstanding options to purchase 8,332 shares, which were exercisable on or within 60 days of April 25, 2003.
(9)

Includes 257,000 shares held by a family trust, as to which Mr. Keough shares voting and disposition authority, and outstanding options to purchase 8,332 shares, which were exercisable on or within 60 days of April 25, 2003. Does not include shares owned by AHI, ACI, Herbert A. Allen, Herbert A. Allen III, Susan K. Allen and Stephen D. Greenberg, who together with Mr. Keough may be considered a "group," as such term is defined by Section 13(d).

(10)	Represents outstanding options to purchase 8,332 shares, which were exercisable on or within 60 days of April 25, 2003.
(11)	Includes outstanding options to purchase 914,999 shares, which were exercisable on or within 60 days of April 25, 2003.
(12)	Includes outstanding options to purchase 425,623 shares, which were exercisable on or within 60 days of April 25, 2003.
(13)	Represents outstanding options to purchase 87,498 shares, which were exercisable on or within 60 days of April 25, 2003.
(14)	Includes outstanding options to purchase 2,048,945 shares, which were exercisable on or within 60 days of April 25, 2003.

Report of the Compensation Committee

        The following is the report of the Compensation Committee of the Board of Directors of Convera, describing the compensation policies and rationale applicable to Convera’s executive officers with respect to the compensation paid to such executive officers for the fiscal year ended January 31, 2003. The Compensation Committee of the Board of Directors is composed entirely of directors who have never been employees of the Company. As members of the Compensation Committee, it is our duty to set compensation policies applicable to Convera’s executive officers and to evaluate the performance of Convera’s executive officers. The Compensation Committee is responsible for setting and administering the policies and programs that govern annual compensation and long-term incentives. The foundation of the executive compensation program is based on principles designed to align compensation with the Company’s business strategy, values and management initiatives. The program:

-	integrates compensation programs which link compensation with the Company’s annual strategic planning and measurement processes;
-

supports a performance-oriented environment that rewards actual performance that is related to both strategic goals that cannot be measured by traditional accounting tools and performance of the Company as compared to that of the Company’s annual financial objectives; and

-	helps attract and retain key executives who are critical to the long-term success of the Company.

        In order to further these objectives, for fiscal year 2003 executive officer compensation included two components: (1) base salary and, (2) an annual incentive bonus. The compensation policy of Convera is that a substantial portion of the annual compensation of each executive officer should relate to and be contingent upon the performance of Convera, as well as the individual contribution of each executive officer. In addition, the Compensation Committee believes that the total compensation package must be competitive with other companies in the industry to ensure that Convera can continue to attract, retain and motivate key executives who are critical to the long-term success of Convera. The Compensation Committee does not employ outside consultants or utilize specific compensation surveys in evaluating competing company compensation policies or financial performance. Instead, the Compensation Committee members rely on their own experience and knowledge of Convera and its industry, as well as that of management and other board members, in evaluating such factors.

        Base Salary. The Compensation Committee determines the salary ranges for each of the executive officer positions based upon the scope, level, and strategic impact of the position, and on the historical pay levels of the particular executive officers, as well as information they may have for similarly positioned executive officers in comparable companies. Annual salary adjustments recognize sustained individual performance by the executive, with overall salary increase funding levels sensitive to both the individual’s and the company’s performance. The Compensation Committee presents the salary recommendations for the Named Executive Officers to the Board of Directors for approval. These salary recommendations are based on the executive’s contribution to the Company, experience and expertise. There are no individual performance matrices or pre-established weightings given to each factor.

        Annual Incentive Bonus. The annual incentive bonus program provides for cash awards based upon achievement of certain corporate and business goals set at the beginning of the year, the individual’s level of responsibility and the individual’s personal performance. Under Convera’s bonus scheme, bonuses are paid based upon Convera attaining certain sales, profitability and strategic goals and on each officer’s individual contribution to Convera’s attainment of such goals. For fiscal year 2003, 50% of each Named Executive Officer’s, potential bonus was based on the achievement of corporate revenue goals; 20% was based on the achievement of corporate profitability goals; and 30% was based on the achievement of quarterly management objectives as determined by the Chief Executive Officer and the Chairman of the Compensation Committee. Revenue was given the largest weighting by the Compensation Committee as it was generally considered the most important financial measure within Convera’s industry for companies at a comparable stage of growth. The percentage of bonus received does not directly correspond to the percentage of the revenue target achieved. For example, Convera must meet at least 90% of the revenue target for the officers to receive any of their revenue bonus, and the bonus percentage received scales upward depending on the percentage of the revenue target attained. There is a similar scale for corporate profitability. The revenue and corporate profitability targets are derived from the annual operating budget that is approved by the full Board of Directors. The quarterly management objectives represent more subjective aspects of performance such as the development and execution of strategic plans, the development and management of employees and the exercise of leadership within Convera. Following the end of the Company’s second fiscal quarter, the decision was made to discontinue bonus payments for the second fiscal quarter forward to the end of the fiscal year. This decision was based on the negative financial performance of the Company through the second fiscal quarter. A revised bonus program was implemented that allowed for a portion of the bonuses related to the remainder of fiscal year 2003 to be paid in fiscal year 2004 should certain fiscal year 2003 strategic objectives be met. These objectives were not met and accordingly, no bonuses were paid in 2004 related to fiscal year 2003. For fiscal year 2003, the Named Executive Officers received 15% of their original, maximum annual bonus potential. The payments for fiscal 2003 represented partial achievement of the objectives for the first quarter of fiscal 2003.

        Compensation of the Chief Executive Officer. Mr. Condo’s annual base salary for the fiscal year ended January 31, 2003 was $380,000. Mr. Condo’s salary was determined following discussions between Mr. Condo and the Compensation Committee. As with each Named Executive Officer, 50% of Mr. Condo’s quarterly potential bonus for fiscal 2003 was based on the achievement of corporate revenue goals; 20% was based on the achievement of corporate profitability goals; and 30% was based on the achievement of quarterly management objectives as determined by the Chief Executive Officer and the Compensation Committee. Mr. Condo was paid a bonus of $45,000 for the achievement of certain first quarter fiscal year 2003 goals; Mr. Condo’s bonus amount represented approximately 15% of the maximum annual bonus target for fiscal 2003 established by the Compensation Committee and reflected Convera’s ability to meet a portion, but not all, of its revenue and net income targets. As discussed above, following the end of the Company’s second 2003 fiscal quarter, the Compensation Committee decided to discontinue bonus payments for the second fiscal quarter forward to the end of the fiscal year. This decision was based on the negative financial performance of the Company through the second fiscal quarter. All of the foregoing actions of the Compensation Committee were ratified by the non-interested members of the Board of Directors.

This report is submitted by the members of the Fiscal Year 2003 Compensation Committee:
Mr. Herbert A. Allen (Chairman) Mr. Stephen D. Greenberg

Report of the Audit Committee

        The Audit Committee of the Board of Directors as of the date of this report is comprised of three independent directors, Messrs. Jacobs, Rickertsen, and White. The Audit Committee for fiscal year 2003 was comprised of Messrs. Greenberg, Jacobs and Reed. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Audit Committee reviewed with Ernst & Young LLP, the independent auditors who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards including Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee has discussed with Ernst & Young LLP the auditors’ independence from management and the Company including the matters in the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and considered the compatibility of nonaudit services with the auditors’ independence.

        The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for the audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 31, 2003 for filing with the SEC. Each year, the Audit Committee recommends to the Board of Directors the selection of Convera’s independent auditors. The Audit Committee and the Board of Directors have recommended the selection of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2004.

This report is submitted by the members of the Fiscal Year 2003 Audit Committee.
Mr. Stephen D. Greenberg (Chairman) Mr. Eli S. Jacobs Mr. William S. Reed

Performance Graph

        The following graph is a comparison of the cumulative total return to shareholders of the Company’s common stock at January 31, 2003 since January 31, 1998 to the cumulative total return over such period of (i) the NASDAQ Stock Market-U.S., and (ii) the Standard & Poor’s Information Technology Index, assuming an investment in each of $100 on January 31, 1998 and the reinvestment of dividends. The information contained in the Performance Graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

	Cumulative Total Return
	1/98	1/99	1/00	1/01	1/02	1/03
Convera Corporation	100.00	104.12	210.59	177.06	37.65	32.00
NASDAQ Stock Market (US)	100.00	156.49	244.12	171.44	120.40	82.97
S & P Technology Sector	100.00	192.70	271.13	204.66	130.43	79.17
Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 and regulations of the SEC thereunder require the Company’s executive officers and directors, and persons who own more that ten percent of a registered class of the Company’s equity securities, to file reports of initial ownership and changes in ownership with the SEC. Based solely on its review of copies of such forms received by the Company, or on written representations from certain reporting persons that no other reports were required for such persons, the Company believes that during or with respect to the period from February 1, 2002 to January 31, 2003 all of the Section 16(a) filing requirements applicable to its executive officers, directors and ten percent shareholders were complied with on a timely basis.

Shareholder Proposals To Be Presented At Next Annual Meeting

        In order to be considered for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting, shareholder proposals for such meeting must be received by the Company at its principal office no later than January 29, 2004 and must satisfy the conditions established by the SEC for shareholder proposals. If a shareholder intends to submit a proposal at next year’s Annual Meeting, which proposal is not intended to be included in the Company’s proxy statement and form of proxy relating to that meeting, the shareholder must give appropriate notice to the Company not later than April 13, 2004. As to all such matters which the Company does not have notice on or prior to April 13, 2004, discretionary authority shall be granted to the persons designated in the Company’s proxy related to the 2004 Annual Meeting to vote on such proposal.

OTHER MATTERS
Expenses of Solicitation

        The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company, and the entire cost of such solicitation will be borne by the Company. Proxies may also be solicited by directors, officers and employees of the Company, without additional compensation, by personal interview, telephone and facsimile. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material and annual reports to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket and clerical expenses incurred by them in connection therewith.

Independent Auditors
Convera's Current Auditors

        On the recommendation of the Audit Committee of the Board of Directors, the Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending January 31, 2004. Representatives of Ernst & Young are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Audit Fees. Fees paid to Ernst & Young for the last annual audit were $219,000.

        Financial Information Systems Design and Implementation Fees.   Ernst & Young did not provide the company any financial information systems design and implementation services and accordingly there were no fees.

        All Other Fees.   All other fees billed by Ernst & Young were $34,607, including audit related services of $15,052 and non-audit services of $19,555. Audit related services generally include fees for audits of the Company’s benefit plans, accounting advisory fees related to transactions impacting the Company’s financial statements and auditor consents required to be included in certain filings with the SEC. Non-audit services were related primarily to tax advisory fees and tax compliance fees. The Audit Committee has considered whether provision of the services described above under the caption “Financial Information System Design and Implementation Fees” and “All Other Fees” is compatible with maintaining the independent accountants’ independence and has determined that such services have not adversely affected Ernst & Young’s independence.

Discretionary Authority

        The Annual Meeting is called for the specific purposes set forth in the Notice of Meeting and discussed above, and also for the purpose of transacting such other business as may properly come before the Annual Meeting. At the date of this Proxy Statement, the Company does not expect that any other matters will be submitted for consideration at the Annual Meeting other than those specifically referred to above. If any other matters properly come before the Annual Meeting, the proxy holders will be entitled to exercise discretionary authority to the extent permitted by applicable law.

By Order of the Board of Directors, Christopher M. Mann Vice President, Chief Financial Officer, Treasurer & Secretary
Dated: May 28, 2003